Exhibit 99.1

ACI Worldwide 6060 Coventry Drive Elkhorn, NE 68022-6482 United States

T +1 402 390 7600 www.aciworldwide.com
July 26, 2011
VIA ELECTRONIC DELIVERY
Board of Directors
S1 Corporation
705 Westech Drive
Norcross, GA 30092
Attn: John Spiegel, Chairman of the Board
Gentlemen:
We are pleased to submit the following proposal by which ACI Worldwide, Inc. and S1 Corporation would combine to create a leading global enterprise payments company. We propose to acquire 100% of the issued and outstanding common stock of S1 in a cash and stock transaction valued at $9.50 per share. This equates to a 33% premium to S1’s closing market price on July 25, 2011, a 32% premium to S1’s 90-day volume weighted average price and a 23% premium to S1’s 52-week high. Our proposal is being made pursuant to and in accordance with the superior offer provisions you provided for in your June 26, 2011 merger agreement with Fundtech Ltd.
Given the overlapping shareholder base of our companies, we believe that a cash and stock transaction is ideal for all stakeholders, as it provides a mix of immediate value, tax efficiency and the ability to benefit from significant synergies. Accordingly, the form of consideration in our proposal consists of 40% in ACI stock and 60% in cash. In addition, our proposal includes a cash election feature, subject to proration, designed to provide your shareholders with the optimal consideration of cash and/or stock for their individual circumstances and preferences. Upon completion of our proposed transaction and based on the most recent closing price of ACI’s common stock, S1 shareholders would own approximately 15% of the combined company on a fully diluted basis.
We believe the combination of ACI and S1 provides specific tangible benefits to the combined shareholders, including, among others:
•	Combination of complementary products and expanded customer bases, providing a rich set of capabilities and a broad portfolio of products to serve customers across the entire electronic payments spectrum;

S1 Corporation
July 26, 2011
Page Two
•	The creation of an approximate $100 million in revenue hosting business serving our collective customer base with enhanced margins due to the consolidation of fixed infrastructure;

•	Expanded presence in high-growth international markets and additional capabilities with respect to ACI’s retailer payments and online banking solutions;

•	Substantial synergy opportunities by leveraging ACI’s established global cost structure, eliminating redundant operating expenses and consolidating our on-demand operations and facilities; and

•	Strong financial profile with full year earnings accretion in 2012.
We believe that our premium stock and cash proposal is both financially and strategically superior to your proposed transaction with Fundtech. Our proposal offers substantially greater current financial value to S1 shareholders in the form of a meaningful premium to the current stock price and a clearer, more expedient path to value creation over the long-term through the realization of significant synergies, with less risk and uncertainty than the Fundtech transaction. Additionally, our proposed combination creates a more diverse, long-term shareholder base for the pro forma company.
Our proposal contemplates that, following the completion of the transaction, S1 shareholders would have a meaningful ownership stake in ACI, which has:
•	Produced a shareholder return of approximately 91% over the past three years, significantly outperforming the relevant peer group;

•	Increased 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	Driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	Increased Adjusted EBITDA margin to 21% in 2010, from 7% in 2007.
Not only have we executed our historical business plan, as evidenced by our strong second quarter earnings, we have raised our 2011 guidance and are firmly committed to achieving our five-year strategy.
Our proposal includes committed financing from Wells Fargo Bank, N.A. for the cash portion of the transaction. As such, the proposed transaction is not subject to any financing condition. In addition, we have completed a review of applicable regulatory requirements and, while we do not expect any issues to delay closing, our merger agreement contains appropriate undertakings by us to assure HSR clearance.
Our proposal is subject to the negotiation of a mutually acceptable definitive merger agreement, a draft of which we are including as part of our proposal. Consummation of the transaction is subject to satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. You will see that our draft is the same as the Fundtech merger agreement except for changes required in order to effect our transaction. We are prepared to promptly conclude our confirmatory due diligence and to give you and your representatives immediate due diligence access to us.

S1 Corporation
July 26, 2011
Page Three
We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of your Fundtech merger agreement as it is more favorable to S1 shareholders from a financial point of view than the Fundtech transaction, and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal. Accordingly, we believe that you must, consistent with the Fundtech merger agreement, provide us with confidential information and participate in discussions and negotiations with us to finalize a transaction.
We stand ready and willing to promptly engage with S1 on this transaction, so that together we can effect a transaction that benefits both companies’ shareholders. That said, we are committed to making this transaction a reality.
Our Board of Directors has unanimously approved the submission of this proposal. We and our financial and legal advisors are prepared to move forward immediately with you and your advisors to finalize a mutually beneficial agreement, and make the combination of S1 and ACI a reality, for the benefit of both companies’ shareholders.
We look forward to hearing from you.
Sincerely,

Philip G. Heasley
President and CEO
Enclosure

cc:	Johann Dreyer — Chief Executive Officer, S1 Corporation Greg Orenstein — Corporate Secretary, S1 Corporation